EXHIBIT 99.2

FORM OF

CNB HOLDINGS, INC.

SUBSCRIPTION AGREEMENT

CNB Holdings, Inc.
7855 North Point Parkway, Suite 200
Alpharetta, Georgia 30022

Ladies and Gentlemen:

      You have informed the undersigned that CNB Holdings, Inc., a Georgia corporation (the “Company”), is offering a minimum of 750,000 shares and a maximum of 1,000,000 shares of its common stock, par value $1.00 per share (the “Shares”), at a price of $12.00 per share. As described in the Company’s Prospectus, dated    , 2004 (the “Prospectus”), Shares were offered first to each holder of securities of the Company and each holder of securities of First Capital Bancorp, Inc., a Georgia corporation (“First Capital), including holders of outstanding shares of common stock, outstanding options to acquire shares of common stock, and debentures convertible into shares of common stock, as of a record date of    , 2004. You have informed the undersigned that this offering is being made to the undersigned only with respect to Shares that remain available for purchase after the period for record date security holders of the Company and First Capital to subscribe for Shares through their subscription rights has expired.

      Subject to the terms and conditions hereof, the undersigned hereby tenders this Subscription Agreement, together with payment by check, bank draft or money order payable to “The Bankers Bank, Escrow Agent for CNB Holdings, Inc.,” representing payment of $12.00 per share for the number of Shares indicated below.

The Shares to be issued pursuant to this Subscription Agreement are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

      As an inducement to the Company to accept this Subscription Agreement, the undersigned hereby represents, acknowledges, understands and agrees as follows:

      1. The undersigned has received and reviewed a copy of the Prospectus, including the information set forth under the heading “Risk Factors” and “Terms of the Offering.” The undersigned is aware that additional copies of the Prospectus are available upon request from H.N. Padget, Jr., President and Chief Executive Officer of the Company, at 7855 North Point Parkway, Suite 200, Alpharetta, Georgia 30022.

      2. It is understood and agreed that the Company shall have the right to accept or reject this Subscription Agreement in whole or in part, for any reason whatsoever. The Company may reduce the number of Shares for which the undersigned has subscribed, indicating acceptance of less than all of the Shares subscribed in its acknowledgement of acceptance of this Subscription Agreement.

      3. The undersigned is aware that all subscriptions for Shares in this offering are irrevocable by the subscriber once made.

      4. The representations, warranties, agreements and information provided by the undersigned will be relied upon by the Company when issuing Shares through this Subscription Agreement.

      5. This Subscription Agreement shall be binding upon and inure to the benefit of the undersigned’s heirs, successors and representatives. The undersigned shall not transfer or assign his or her interest under this Subscription Agreement.

      6. This Subscription Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to the conflicts of law principles thereunder.

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STOCK CERTIFICATE REGISTRATION INSTRUCTIONS

If the undersigned wishes to subscribe for Shares in this offering, please complete the following instructions.

      Name: _________________________________________

      Additional Name if Tenant in Common or Joint Tenant:

      Mailing Address:

      Social Security Number or other Taxpayer Identification Number: ___________________________________

Legal form of ownership:
Individual	Joint Tenants with Rights of Survivorship

Tenants in Common	Uniform Gift to Minors

Other __________

SUBSCRIPTION

      Please fill in the information requested below, make your check payable to “The Bankers Bank, Escrow Agent for CNB Holdings, Inc.” and mail this Subscription Agreement and check to the attention of H.N. Padget, Jr., President and Chief Executive Officer, CNB Holdings, Inc., 7855 North Point Parkway, Suite 200, Alpharetta, Georgia 30022.

No. of Shares Subscribed:	(Signature of Subscriber)

Funds Tendered ($12.00 per Share subscribed):	(Name Please Print or Type)
$ ________________

Date: ______________________________________

Phone Number:
(Home)

(Office)

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FEDERAL INCOME TAX BACKUP WITHHHOLDING

      In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number (“TIN”). An individual’s social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

      Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”).

      Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

      If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, “Applied For” should be written in the space provided for the TIN on the Substitute Form W-9.

SUBSTITUTE FORM W-9

      Under penalties of perjury, the undersigned certifies that: (i) The number shown on this form is the undersigned’s correct Taxpayer Identification Number (or the undersigned is waiting for a Taxpayer Identification Number to be issued), and (ii) the undersigned is not subject to backup withholding because: (a) the undersigned is exempt from backup withholding; or (b) the undersigned has not been notified by the Internal Revenue Service (“IRS”) that the undersigned is subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified the undersigned that the undersigned is no longer subject to backup withholding.

      You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

      Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Employer	Social Security or Employer

Identification No.: __________________________	Identification No.: __________________________

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